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                                  EXHIBIT 3(e)



                            AUDIT COMMITTEE CHARTER

           Max & Erma's Restaurants, Inc., a Company Listed on NASDAQ

                            As Adopted May 18, 2000


This Charter sets forth the role and responsibilities of the Audit Committee of the Company in its financial reporting system. The Audit Committee generally oversees and monitors management's and the independent outside auditors' participation in the financial reporting process. The independent outside auditor for the Company is ultimately accountable to the Board and Audit Committee, as representatives of the shareholders. The Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor proposed for shareholder approval in any proxy statement).

RESPONSIBILITIES

The Audit Committee is appointed by the Board to assist the Board in, among other things: (1) Monitoring the integrity of the financial statements of the Company, (2) Requiring that the outside auditor submits on a periodic basis, but at least annually, to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard I, and actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the Board of Directors take, appropriate action, to oversee the independence, (3) Reviewing and assessing the adequacy of this Charter, at least annually, (4) Making such reports as are required by the Securities and Exchange Commission and (5) Making recommendations to the Board with respect to the selection, evaluation, and where appropriate, replacement of the Company's outside auditors. The Audit Committee shall have such other responsibilities as are required by the NASDAQ Stock Market and the Securities and Exchange Commission.

MEMBERSHIP REQUIREMENTS

The Audit Committee shall consist of three members. Each member of the Audit Committee shall meet the independence standards and financial literacy requirements as established from time to time by the American Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. The Audit Committee members shall select a Chair, who shall be an "Independent Director", as defined in the listing standards of the NASDAQ Stock Market.


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Max & Erma's Restaurants, Inc., a NASDAQ Listed Company

AUTHORITY

The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee with respect to its responsibilities and authority hereunder and to retain professionals and advisors to assist the Audit Committee in improving its financial literacy, and incur any expenses related to any of the foregoing. The Audit Committee may require any officer or employee of the Company or the Company's internal or outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee may not, however, knowingly cause the Company's counsel to make any disclosure in a manner that would cause a loss of the attorney-client privilege or a waiver of the work product doctrine.

PROCESSES

In fulfilling its responsibilities and in the exercise of its authority, during each of the periods indicated the Audit Committee


A.       QUARTERLY

1. Shall maintain minutes of its meetings (which may, if needed to protect privilege, be confidential) and make regular reports to the Board.

2. Review with management and the outside auditor the financial statement review completed by the outside auditor prior to the release of quarterly earnings.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.


B.       ANNUALLY

1. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

2. Discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

3. Prepare the Audit Committee Report containing the name of each member of the Audit Committee at the end thereof, as required by the rules of the Securities and Exchange Commission, to be included in the Company's annual proxy statement, stating whether:



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Max & Erma's Restaurants, Inc., a NASDAQ Listed Company

         (a) The Audit Committee reviewed and discussed the audited financial statements with management;

         (b) The Audit Committee discussed with the outside auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

         (c) The Audit Committee received the written disclosures and the letter from the outside accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES), as may be modified or supplemented, and has discussed with the outside accountant the outside accountant's independence; and

         (d) Based on the review and discussions referred to in paragraphs (a) through (c) above, whether the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB (17 CFR 249.31b) for the last fiscal year for filing with the Commission.

4. Provide the Board with such individual information and assurances as are reasonably necessary to assure that each member is an Independent Director.

5. Obtain from the outside auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

6. Meet with the outside auditor prior to the audit to review the planning and staffing of the audit.

7. Obtain reports from management, the Company's senior internal auditing executive and the outside auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

8. Review with the outside auditor any problems or difficulties the auditor may have encountered and any management letter provided by the outside auditor and the Company's response to that letter. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         (b) Any changes required in the planned scope of the internal audit.

         (c) The internal audit department responsibilities, budget and staffing.

9. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.



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Max & Erma's Restaurants, Inc., a NASDAQ Listed Company

10. Review with the Company's inside General Counsel and principal outside Counsel those legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

11. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

12. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

13.      Approve the fees to be paid to the independent auditor.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.